Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Robert A. Peiser
President and CEO
281-490-9730

Imperial Sugar Appoints Gail A. Lione to Board of Directors

SUGAR LAND, TEXAS – November 26, 2007 – Imperial Sugar Company (NASDAQ: IPSU) announced today the appointment of Gail A. Lione to its Board of Directors. With this appointment, Imperial’s Board has been expanded to nine Directors.

Ms. Lione, age 58, has an extensive ten-year background with Harley-Davidson, Inc. and presently serves as its Executive Vice President, General Counsel and Secretary. She also is the President of the Harley-Davidson Foundation where she manages the charitable activities of the company. For the seven years prior to joining Harley-Davidson, Ms. Lione was General Counsel and Secretary of U.S. News & World Report and its affiliates, The Atlantic Monthly Company, Applied Graphics Technologies, Inc. and Applied Printing Technologies.

Ms. Lione currently serves on the Board of Directors of Sargento Foods, Inc., a privately held Wisconsin company. She is also a member of the Board of Directors of the Bradley Center Sports & Entertainment Corp. and the Board of Trustees of the University of Rochester. Since 2000, she has been a member of the Board of the National Association of Manufacturers and was a Trustee of its Manufacturing Institute for five years. She holds a B.A. degree in Political Science from the University of Rochester and a J.D. from the University of Pennsylvania.

Commenting on this appointment, James J. Gaffney, Imperial’s chairman of the board, said: “We are pleased to be able to attract another talented executive to Imperial’s Board of Directors who will add diversity and a breath of experience that will serve the Company well as we move forward.

About Imperial Sugar

Imperial Sugar Company is one of the largest processors and marketers of refined sugar in the United States to food manufacturers, retail grocers and foodservice distributors. The Company markets products nationally under the Imperial®, Dixie Crystals® , and Holly® brands. For more information about Imperial Sugar, visit www.imperialsugar.com.

Statements regarding future market prices and margins, future product innovations, future energy costs, future operating results, operating efficiencies, results of future investments, future government and legislative action, future cost savings, future benefit costs, our liquidity and ability to finance our operations and other statements that are not historical facts contained in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These include, but are not limited to, market factors, energy costs, the effect of weather and economic conditions, farm and trade policy, our ability to realize planned cost savings and other improvements, the available supply of sugar, results of actuarial assumptions, strategic initiatives, actual or threatened acts of terrorism or armed hostilities, legislative, administrative and judicial actions and other factors detailed in the Company’s Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.